SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act Of 1934 (Amendment No   )

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Check the appropriate box:
☒	Preliminary proxy statement
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☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
S1 Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

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S1 CORPORATION
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia 30326
                      , 2006
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders of S1 Corporation to be held on                       ,                       , 2006, at            :00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326.
      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares of common stock by dating, signing and returning the enclosed BLUE proxy card in the enclosed postage paid envelope. If you prefer, you are welcome to attend the meeting and vote in person.

Sincerely,

JAMES S. MAHAN, III
Chairman of the Board and
Chief Executive Officer

S1 CORPORATION
3500 Lenox Road NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on                         , 2006

Dear Stockholder:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of S1 Corporation will be held on                     ,                     , 2006, at                     :00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, for the following purposes:

1. Election of Directors. To elect two directors to each serve for a three-year term expiring in 2009 (Proposal 1);

2. Other Business. To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.
      If you held shares of our common stock at the close of business on March 31, 2006 you are entitled to notice of and to vote at the annual meeting or any adjournments or postponements of the meeting.
      A group of stockholders has stated that at the annual meeting, it intends to nominate its own opposing slate of two candidates for election as directors and propose other matters described in this proxy statement. The group may send you solicitation materials in an effort to solicit your votes to elect its opposing slate and approve their other proposals. The Board of Directors believes that these actions are not in your best interests. We urge you to sign and return the Board’s BLUE proxy card and not to return any proxy card that the group may send you.
      If you have any questions or need assistance in voting your BLUE proxy card, please call John Stone, Chief Financial Officer, at S1 Corporation at (404) 923-6090, or the firm assisting us in the solicitation of proxies:
MORROW & CO., INC.
470 West Avenue
Stamford, Connecticut 06902
(203) 658-9400 (Call Collect)
profyinfo@morrowco.com
or
Call Toll Free: (800) 607-0088

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board
Atlanta, Georgia
                    , 2006
IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING COMPETING SOLICITATIONS
PROPOSAL 1 -- ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
STOCK OWNED BY MANAGEMENT AND DIRECTORS
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE OF OUR COMMON STOCK
TRANSACTIONS WITH MANAGEMENT
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
S1’S INDEPENDENT AUDITORS
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN PROXY STATEMENT
OTHER MATTERS

S1 CORPORATION
3500 Lenox Road NE, Suite 200
Atlanta, Georgia 30326
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on                         , 2006

Solicitation, Voting and Revocability of Proxies
      This proxy statement is being sent to holders of the common stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on                     ,                     , 2006, at                     :00 a.m., local time, at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, and at any adjournments of the meeting. In this proxy statement, we sometimes refer to our company as S1, the name by which we are commonly known. This proxy statement, together with the enclosed BLUE proxy card, is first being mailed to stockholders on or about                     , 2006.
      The annual meeting has been called to vote on the election of two director nominees to each serve for a three-year term and to transact any other business that properly comes before the annual meeting or any adjournments of the meeting.
      If you vote by the BLUE proxy we are soliciting, your shares will be voted in accordance with the instructions listed on the proxy card. Executed but unmarked BLUE proxies will be voted FOR the election of the board’s director nominees and AGAINST the resolutions relating to the three bylaw amendments proposed by Starboard (as defined below under “Information Concerning Competing Solicitations”) and WITHHOLD for the additional director nominees proposed by Starboard. Except as set forth in this Proxy Statement, our board of directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our board of directors.
      You may revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to John Stone, Chief Financial Officer, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, Georgia 30326, or by attending the annual meeting and voting in person. Attendance at the annual meeting along will not revoke a proxy unless the stockholder actually votes in person at the meeting.
      We will pay the cost of soliciting proxies for the annual meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. Appendix A to this proxy statement sets forth certain information relating to our directors, officers and employees who will be soliciting proxies on our behalf. As a result of the potential solicitation of proxies by the Ramius Group, our expenses related to our solicitation of proxies will exceed those normally spent for an annual meeting. Such additional costs, excluding the costs of litigation (if any), are expected to aggregate up to approximately $          , of which approximately $          has been spent to date. We will not pay additional compensation to our directors, officers or employees for these activities. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies. We have agreed to reimburse Morrow & Co. Inc., for its reasonable expenses, costs and expenses and to pay fees not to exceed $75,000, plus out-of-pocket expenses. Morrow will employ approximately thirty-five persons in connection with its solicitation. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.
      The board of directors has appointed an inspector of election to tabulate stockholder votes at the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.
Who Can Vote
      The board of directors has fixed the close of business on March 31, 2006 as the record date for the determination of our stockholders who are entitled to notice of and to vote at the annual meeting (the “Record Date”). Each share of common stock that you owned as of the Record Date entitles you to one vote on all matters that properly come before the annual meeting. There is no cumulative voting of shares. Only shares of our common stock held of record as of the close of business on the Record Date can be voted at the annual meeting. On March 31, 2006, there were 583 holders of record of the 70,503,355 shares of common stock which were then outstanding and eligible to be voted at the annual meeting.
Voting Procedure
      If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock at the annual meeting, or by submitting a properly signed proxy card. All proxy cards received by S1 that are properly signed and have not been revoked will be voted in accordance with the instructions contained in proxy cards.
      If you submit a signed BLUE proxy card that does not specify a vote, an abstention or an instruction to withhold authority, the shares represented by that BLUE proxy card will be voted FOR the company’s two director nominees listed on the BLUE proxy card and in this proxy statement, AGAINST the resolutions relating to the three bylaw amendments proposed by Starboard and WITHHOLD for the additional director nominees proposed by Starboard.
      The holders of 23,501,118 shares or one-third of the total number of shares of common stock that were issued and outstanding on March 31, 2006 will constitute a quorum at the annual meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominees and for all other proposals, the number of votes cast “for” the proposal must exceed the number of votes cast “against”.
      Attached at Appendix B are the consolidated financial statements for S1 Corporation (which are also included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission), as well certain other information required to be furnished to stockholders pursuant to Rule 14(a)-3(b). We are required to file an Annual Report on Form 10-K for our 2005 fiscal year with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to John A. Stone, Chief Financial Officer, S1 Corporation, 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326 or by visiting our corporate website at www.s1.com.
INFORMATION CONCERNING COMPETING SOLICITATIONS
      Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), together with the other participants (the “Starboard Group”), report that collectively they are the beneficial owners of 9.2% of all outstanding common stock of S1 as of April 4, 2006, have stated their intention to solicit proxies to elect their own slate of two directors instead of the two candidates nominated and recommended by the board of directors, and to adopt other proposals described below. The board of directors does not believe that the election of the Starboard Group’s opposing slate of candidates and the other Starboard Group proposals is in the best interest of the Company or in your best interests as a stockholder.
      On March 28, 2006, representatives of the Starboard Group met with management and expressed their view that the Company’s assets are undervalued and that the best way to unlock that value is through a sale of the Company. On March 29, 2006, a representative of the Starboard Group sent a letter the company expressing the same views and on March 30, 2006, the Starboard Group filed a Schedule 13D with the Securities and Exchange Commission indicating that the Starboard Group may seek to nominate an opposing slate of director candidates for the company’s 2006 annual meeting of stockholders.
      Following receipt of the March 29, 2006 letter, on March 30, 2006 the board of directors held a meeting to discuss the letter received from the Starboard Group, and the related meetings with the company’s management. During the course of this board meeting and a subsequent meeting, the board of directors considered carefully and deliberated on the recommendations made by the Starboard Group and were of the belief that the Starboard Group were short-term investors who were acting for their own self interests and determined that the long-term best interest of all other shareholders would be served by executing on the current business plan, rather than selling the company now at a time when stockholders will not receive the value imbedded in this business. On March 31, 2006, the company advised the Starboard Group of the board’s unanimous position.
      On April 4, 2006, the company received a written notice from Starboard, as supplemented by a letter dated April 21, 2006, of its intention to nominate Jeffrey D. Glidden and Jeffrey C. Smith for election as directors at the annual meeting in opposition to the recommendation of the board of directors’ nominees (the “Opposing Slate”) and of its intention to propose the following resolutions:

•	To amend Section 3.2 of the company’s bylaws to allow only shareholders to fix the number of directors of the company and to set the size of the company’s board at a number of directors which is equal to the sum of (a) the number of directors that comprise the company’s board at the time of the 2006 annual meeting, plus (b) four;

•	To amend Section 3.4 of the company’s bylaws to permit only stockholders to fill vacancies created by any increase in the size of the board of directors;

•	To elect four additional nominees to the board of directors, if the proposals in the preceding two bullet-points are approved; and

•	To amend Section 2.3 of the company’s bylaws to permit stockholders holding at least one-tenth of S1’s outstanding stock to call special meetings.
      On April 4, 2006, the company’s board of directors convened a meeting to discuss the recent actions of the Starboard Group. The board of directors reaffirmed its previous determination that the long term best interest of all other shareholders would be served by executing on the current business plan. In addition, the board determined that each of Starboard’s proposals are not in the best interest of all stockholders of S1, but rather were made in furtherance of the Starboard Group’s self interests to give itself control of your company. For example, the Starboard Group is asking shareholders to (i) amend our bylaws to allow shareholders to fix the size of the board, (ii) fix the size of the board at ten members, and (iii) elect six members to the company’s board, effectively gaining control over your company. If the Starboard Group gains six out of ten board seats, it will have a majority control over the board and will have the ability to pursue its previously disclosed short term strategy of selling your Company now — a strategy that your current board does not believe is in your best interests. Similarly, Starboard’s proposed bylaw amendment to permit stockholders holding at least one-tenth of the company’s outstanding stock to call special meetings is designed to enable a minority shareholder either acting alone or together with other minority shareholders to call special meetings impose substantial administrative and financial burdens on the company, significantly disrupt the conduct of the company’s business and take control over your company. While some institutional investors and corporate governance firms believe giving shareholders the right to call special meetings and fix the size of the board is considered good governance, we believe our current bylaw provisions are appropriate corporate governance provisions for a public company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to increase or decrease the size of the board and whether to whether to convene a special meeting.
      We will be continuing to communicate with you in the coming weeks regarding the issues raised in this proxy statement. In addition, we look forward to sharing with you our plans for the long-term best interests of our stockholders.
      For these reasons, your board seeks your support. After careful consideration, your board recommends that you reject each of the Starboard Group’s proposals, and strongly urges you to vote AGAINST the three proposals to amend the bylaws and WITHHOLD to elect four additional nominees to the board of directors. Please disregard the Starboard Group’s white proxy card. Instead, please sign, date and return the enclosed BLUE proxy card today in the accompanying envelope. If you have previously returned a white proxy card, you have the right to change your vote — simply sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. Only your latest dated proxy card will count.
PROPOSAL 1 — ELECTION OF DIRECTORS
      At the annual meeting, two directors will be elected to each serve for a three-year term. The nominating committee of S1 has unanimously recommended for nomination to the Board Thomas P. Johnson and John W. Speigel. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. Our nominees have consented to being named in this proxy statement and to serve on our board, if elected. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the board of directors may recommend. If there is a quorum at the annual meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights for the election of directors.
      Our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the board of directors. The size of our board currently is six.
      The board of directors recommends a vote FOR the election of the two nominees for election to the board of directors proposed by the board. The Ramius Group may seek to elect an opposing slate of two nominees to the board of directors. The nomination of this opposing slate is in opposition to the nominations of Thomas P. Johnson and John W. Speigel proposed by your board. Your board believes that the election of the competing nominees would not be in your bests interests and urged you not to submit any proxies that may be sent to you for the purpose of electing competing nominees.

Information as to the Nominees, Other Directors and Executive Officers
      The following table presents information about our director nominees, continuing directors and executive officers, including their ages as of December 31, 2005, the periods during which they have served as a director of S1 and its predecessor public company, Security First Network Bank, and positions currently held with S1.

	Age at
	December 31,	Director	Expiration of
Name	2005	Since	Term	Position Held with S1

Director Nominees:
Thomas P. Johnson, Jr.	65	2005	2006	Director
John W. Speigel	64	2004	2006	Director
Continuing Directors and Executive Officers:
James S. Mahan	54	1995	2007	Chief Executive Officer and Chairman of the Board
Ram Gupta	43	2005	2008	Director
M. Douglas Ivester	58	2001	2007	Director
Gregory J. Owens	45	2003	2008	Director
Johann Dreyer	47	—	—	President of Community Financial, International Retail Banking, and Global ATM/POS Markets
Matthew Hale	52	—	—	President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets
John A. Stone	38	—	—	Chief Financial Officer
      Provided below is a brief description of the principal occupation for the past five years of each of our director nominees, continuing directors and executive officers.
      Thomas P. Johnson, Jr. has served as a director since October 2005. From May 1997 until June 2005, Mr. Johnson served as CEO of the Bank Administration Institute (BAI), the financial services industry’s leading banking professional organization. Since June 2005, Mr. Johnson has served as a consultant for BAI. Mr. Johnson has nearly 30 years of financial services industry experience. Prior to BAI, Mr. Johnson led several financial institutions, including the retail banking operations at Boatman’s Bancshares and Barnett Banks.
      John W. Speigel has served as a director since 2004. From 1985 until 2004, Mr. Speigel served as Chief Financial Officer at SunTrust Banks, Inc. Prior to that, Mr. Spiegel was also an officer and director of various SunTrust subsidiaries. Mr. Speigel is also a director for the HomeBanc, Rock-Tenn Company, Bentley Pharmaceuticals and Colonial Properties.
      Ram Gupta has served as a director since in April 2005. Since November 2005, Mr. Gupta has served as President and CEO of Castiron Systems. From August 2000 through October 2005, Mr. Gupta served as executive vice president, products and technology for PeopleSoft, Inc. a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was senior vice president and general manager for Healtheon WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Before that, from December 1994 until November 1997, Mr. Gupta served as director of the multimedia networking group at Silicon Graphics, Inc., a provider of high-performance computing, visualization and storage equipment. Mr. Gupta is also director of another public company, VA software, and director of Plateau Systems and Accment, Inc.
      James S. Mahan, III has served as Chairman of the Board since November 2000 and as a director since 1995. He served as Chief Executive Officer from 1995 until Mr. Ellertson assumed that position in November 2000. Mr. Mahan was reinstated as Chief Executive Officer in July 2005. He served as

President from June 1998 until Mr. Jeffrey Lunsford assumed the position of Acting President in August 2000. He also served as the Chairman of the Board from February 1999 until November 1999. Mr. Mahan was the Chairman of the Board and Chief Executive Officer of Cardinal Bancshares, Inc., as well as some of its subsidiaries, from November 1987 until September 1996. Mr. Mahan is a director of Yodlee, Inc., Midtown Bank & Trust Company, Lydian Trust Company, American Consulting Engineers, Magnolia Credit Corporation and WebSideStory, Inc.
      M. Douglas Ivester has served as a director since 2001. Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 1997 until 1999. He spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks, Inc. and Georgia-Pacific Corporation.
      Gregory J. Owens has served as a director since 2003. Mr. Owens has served as the Chairman of the Board of Manugistics Group, Inc. from 2004 until 2005. From 1999 to 2004, he served as Chief Executive Officer and President of Manugistics Group, Inc. a supply chain management company. Manugistics Group has employed Mr. Owens since April 1999. From June 1990 to April 1999, Mr. Owens was employed by Accenture, LLP, a management consulting firm, in various roles including global managing partner. Mr. Owens also serves as a director of Serena Software, Inc.
      Johann Dreyer was appointed President of Community Financial, International Retail Baning, and Global ATM/POS Markets in October 2005. In February 2006, Mr. Dreyer was appointed as an executive officer. From November 2004 until October 2005, Mr. Dreyer served as Chief Executive Officer of Mosaic Software, a wholly owned subsidiary of S1 Corporation since November 2004. Prior to the acquisition of Mosaic by S1, Mr. Dreyer served as Group CEO of the Mosaic from February 2002 until November 2004. From May 1999 until January 2002, Mr. Dreyer served as General Manager of Mosaic’s American operations. Mr. Dreyer has served in various management positions with Mosaic and its predecessor companies since 1992. Mr. Dreyer is one of the founders of Mosaic.
      Matthew Hale has served as President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets since October 2005. Mr. Hale served as Senior Vice President and Chief Financial Officer from January 2002 until February 2006. From October 2001 to January 2002, Mr. Hale served as Senior Vice President Finance for S1 and from March 2001 to October 2001, he served as Vice President Finance and Global Controller. Prior to joining S1, Mr. Hale served as Chief Financial Officer of Q-Up Systems, Inc. from January 2000 to March 2001, which has now merged into S1, Inc, a wholly owned subsidiary of S1 Corporation. From 1995 to 2000, Mr. Hale held the position of Chief Financial Officer at CCI-Triad, a provider of information systems and services. In addition, Mr. Hale managed financial operations for a publicly held data storage solutions provider and a privately held computer manufacturer. Prior to that Mr. Hale also spent approximately nine years in various senior financial roles at Ernst & Young LLP (formerly Ernst and Whinney).
      John A. Stone has served as Chief Financial Officer for S1 since February 2006, at which time he also became an executive officer of S1. Prior to his appointment as Chief Financial Officer, Mr. Stone was the Company’s senior vice president of global finance from October 2005, and the Company’s controller from June 2004 until October 2005. From April 2003 to June 2004, Mr. Stone served as Vice President of Finance, Corporate Controller of EarthLink, and was VP Finance, Corporate Controller and interim Chief Financial Officer of MAPICS during the period from April 2001 to April 2002. From December 1993 to April 2001, Mr. Stone held various positions in corporate accounting and financial reporting with Computer Sciences Corporation, formerly Mynd Corp. Mr. Stone began his career at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand).
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ITS DIRECTOR NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
      The board of directors has determined that all of the directors, except Mr. Mahan, are independent as defined by the Nasdaq Stock Market rules. Mr. Mahan is not considered independent because he is an executive officer of S1.
Board Attendance
      During 2005, our board of directors met ten times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period that the director served and (2) the total number of meetings held by all committees of the board on which the director served during the period that he served.
Committees of the Board of Directors
      The Board of Directors has established three standing committees. The standing committees are the Audit Committee, the Compensation Committee and the Nominating Committee. The Board has adopted charters for the Audit Committee and the Nominating Committee. You can find links to these materials on the Company’s website at: www.s1.com.
      Audit Committee. The board of directors has appointed a standing Audit Committee. The chairman of the Audit Committee is Mr. Spiegel and the other members are Messrs. Johnson and Gupta. All members of the Audit Committee are independent as defined by Nasdaq Stock Market rules and applicable securities laws. Mr. Spiegel has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as provided in the Sarbanes-Oxley Act of 2002 and the SEC regulations there under. The Audit Committee reviews the scope of the independent annual audit, the independent accountants’ letter to management concerning the effectiveness of our internal financial and accounting controls and any response by management to that letter. In addition, the Audit Committee reviews internal audit plans and meets with our internal auditor to discuss financial and accounting controls. The audit committee met seventeen times in 2005.
      Compensation Committee. The board of directors has appointed a compensation committee that reviews executive compensation on an annual basis. The compensation committee makes recommendations to our board of directors regarding compensation. The compensation committee approves stock option awards to employees. The chairman of the compensation committee is Mr. Ivester and the other members currently are Messrs. Owens and Johnson. All members of the Compensation Committee are independent as defined by Nasdaq Stock Market rules. The compensation committee met four times during 2005.
      Nominating Committee. Messrs. Gupta, Ivester, Johnson, Owens, and Speigel, all independent directors (as defined by Nasdaq Stock Market rules), serve as the nominating committee for selecting nominees for election as directors. We do not have a charter for the nominating committee. The nominating committee met twice during 2005.
      Our amended and restated bylaws also permit stockholders eligible to vote at the annual meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to the Secretary of S1. As set forth in the bylaws, a stockholder must notify the company in writing, by notice delivered to the attention of the Secretary, of a proposed nominee. For purposes of the 2006 annual meeting, notice must be received not less than 30 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 45 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice will be considered timely if its is received no later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure given. As set forth in the bylaws, effective immediately following the 2006 annual meeting, notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting; provided, however, that in the event that the date of the annual meeting is more than 60 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each stockholders notice must contain the following information: (a) as to each nominee, (i) all information relating to such person that is required to be disclose pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name, age, business address and residence address of such person, (iii) the principal occupation or employment of such person, and (iv) the class and number of shares of the company beneficially owned by such person; and (b) as to the shareholder giving notice (i) the name and address, as they appear in the company’s books, of such shareholder and (ii) the class and number of shares of the company which are beneficially owned by such shareholder.
      The Nominating Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders and by management. The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Nominating Committee considers, among other things, the following qualifications and skills of director candidates: their business or professional experience; their integrity and judgment; their records of public services; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the board: and the needs of the Company from time to time. Additionally, the board believes that all nominees should possess the highest personal and professional ethics, integrity, and values, be committed to representing the long-term interests of the Shareholders, and be individuals of substantial accomplishment with demonstrated leadership capabilities.
Access to Directors
      Stockholders of S1 may communicate with an individual director or the board of directors as a group via U.S. Postal mail directed to: James S. Mahan, III, Chairman of the Board, c/o Secretary, S1 Corporation, 3500 Lenox Road, Suite 200, Atlanta, GA 30326. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or Board as a whole.
      Directors are encouraged to attend and participate in the annual meeting of stockholders. Two directors attended the Annual Meeting of Stockholders held on May 12, 2005.
Code of Conduct
      The Board has adopted a code of conduct that applies to all of our employees (including officers) and directors. You can find a link to these materials on our website at www.s1.com.

STOCK OWNED BY MANAGEMENT AND DIRECTORS
      The following table presents information known to us regarding the beneficial ownership of our common stock as of March 31, 2006 by each of our named executive officers and directors and by all of our directors and executive officers as a group. At March 31, 2006, there were 70,503,355 shares of our common stock issued and outstanding. All information as to beneficial ownership has been provided to us by the directors and executive officers, and unless otherwise indicated, each of the directors and executive officers has sole voting and investment power over all of the shares that they beneficially own.

	Number of Shares and Nature of		Percent of Common
Name and Position(s) with S1	Beneficial Ownership(a)		Stock Outstanding

James S. Mahan, III	2,903,590	(b)	4.00%
Chief Executive Officer and Chairman of the Board

Matthew Hale	447,784	(c)	*
President of North America Retail Banking, Global
Wholesale Banking, and Insurance Markets

Ram Gupta	—		—
Director

M. Douglas Ivester	290,000	(d)	*
Director

Thomas P. Johnson, Jr.	—		—
Director

Gregory J. Owens	65,000	(e)	*
Director

John W. Speigel	30,200	(f)	*
Director
Jaime W. Ellertson	2,222,277	(g)	3.06%
Former Chief Executive Officer and Director
All directors and executive officers as a group (8 persons)	5,958,851		7.93%

*	Less than one percent
(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2006. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.
(b)	The share ownership of Mr. Mahan includes 2,015,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006, 729,864 shares that are held directly by Mr. Mahan, 23,178 shares held in S1’s 401(k) plan and 135,548 shares held by his wife.
(c)	The share ownership of Mr. Hale includes 432,010 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006, and 12,310 shares that are held directly by Mr. Hale and 3,464 shares held in S1’s 401(k) plan.
(d)	The share ownership of Mr. Ivester includes 90,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006 and 200,000 shares owned directly by Mr. Ivester.
(e)	The share ownership of Mr. Owens includes 65,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006.
(f)	The share ownership of Mr. Spiegel includes 25,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006, 5,000 shares owned directly by Mr. Speigel and 200 shares owned by his wife.
(g)	Mr. Ellertson has not served as Chief Executive Officer since July 2005 and resigned from the Board of Directors in February 2006. The share ownership of Mr. Ellertson includes 2,039,527 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2006, 182,750 shares owned directly by Mr. Ellertson.

PRINCIPAL STOCKHOLDERS
      The following table presents information known to us regarding the beneficial ownership of our common stock as of March 31, 2006 by each person believed by management to be the beneficial owner of more than 5% of the outstanding common stock.

	Number of Common
	Shares and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership(a)	Stock Outstanding

State Farm Mutual Automobile Insurance Company and related entities	4,029,721 (b)	5.67%
1 State Farm Plaza
Bloomington, IL 61710
Ramius Capital Group, LLC and related entities	6,021,616 (c)	8.54%
666 Third Avenue
New York, NY 10017

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2006. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	State Farm Mutual Automobile Insurance Company and related entities filed a Schedule 13G dated February 2, 2006 with the Securities and Exchange Commission reporting sole voting and dispositive power over 3,998,390 shares and shared voting and dispositive power over 31,331 shares. Shares beneficially owned by State Farm and its affiliates include 749,064 shares of series B preferred stock convertible into 1,070,090 shares of common stock.

(c)	According to a Schedule 13D filed with the Securities and Exchange Commission on March 30, 2006, Ramius Capital Group, LLC is a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 that includes the following “reporting persons”: Starboard Value and Opportunity Master Fund Ltd.; Parche, LLC; RCG Ambrose Master Fund, Ltd.; RCG Halifax Fund, Ltd.; Ramius Master Fund, Ltd.; Admiral Advisors, LLC; Ramius Advisors, LLC; C4S & Co., L.L.C.; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss; Barrington Companies Equity Partners, L.P.; Barrington Companies Investors, LLC; Barrington Companies Offshore Fund, Ltd.; Barrington Investments, L.P.; Barrington Companies Advisors, LLC; Barrington Capital Group, L.P.; LNA Capital Corp.; James Mitarotonda; Arcadia Partners, L.P.; Arcadia Capital Management, LLC; and Richard Rofe.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive and Director Compensation
      The following table shows the cash compensation earned by our current Chief Executive Officer, our former Chief Executive Officer and the next highest compensated executive officer serving at December 31, 2005, whose total annual salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 (the “named executive officers”). These were the only individuals who served as executive officers of S1 during the fiscal year ended December 31, 2005. No stock appreciation rights have been granted by S1 or its predecessor, Security First Network Bank.
Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Securities	All Other
				Other Annual	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	($)(a)

Jaime W. Ellertson(b)	2005	320,616	—	—	—	4,769
Chief Executive Officer	2004	570,000	355,460	60,000	239,000	8,629
and Director	2003	592,500	248,400	—	350,000	7,142

James S. Mahan III(c)	2005	512,500	—	138,800	400,000	6,548
Chief Executive Officer and	2004	450,000	—	36,730	100,000	6,159
Chairman of the Board	2003	450,000	—	86,411	30,000	7,734

Matthew Hale(d)	2005	271,042	—	—	200,000	11,352
President of North America	2004	268,125	165,000	—	89,000	8,204
Retail Banking, Global	2003	273,281	103,500	—	150,000	9,901
Wholesale Banking, and
Insurance Markets

(a)	All other compensation includes matching contributions to S1’s 401(k) plan and life and health insurance premiums. 401(k) contributions for 2005 and 2003 were $750 and $2,625 for Mr. Mahan, and were $3,746 and $4,927 for Mr. Hale. Mr. Ellertson did not participate in the 401(k) plan. In 2004, there were no matching contributions made to the 401(k) plan. The insurance premiums for 2005, 2004 and 2003 were $4,769, $8,629 and $7,142 for Mr. Ellertson; $5,798, $6,159 and $5,109 for Mr. Mahan; and $7,606, $8,204 and $4,975 for Mr. Hale.

(b)	Mr. Ellertson has not served as S1’s Chief Executive Officer since July 24, 2005. In connection with Mr. Ellertson’s termination, he is entitled to receive termination benefits described in his employment agreement. In 2005, no such payments were made to Mr. Ellertson. However, we will honor the terms of the employment agreement and expect to begin paying Mr. Ellertson’s termination benefits during 2006. Payments under this agreement are expected to be approximately $1.7 million.

(c)	In July 2005, Mr. Mahan was appointed Chief Executive Officer. In connection with this appointment, we offered Mr. Mahan a commuter allowance in lieu of relocation reimbursement. We have agreed to reimburse Mr. Mahan up to $500,000 during the time he serves as Chief Executive Officer. During 2005, we reimbursed Mr. Mahan $138,800 under this agreement. In 2004 and 2003, we reimbursed Mr. Mahan for the management fees paid in connection with his fractional interest in an airplane that he uses for personal use in lieu of an annual bonus. This amounted to $36,730 and $86,411 in 2004 and 2003, respectively. There was no such reimbursement in 2005.

(d)	Mr. Hale has served as President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets from since October 2005. Prior to October 2005, Mr. Hale served as Chief Financial Officer.
      In 2005, directors, who are not employed by us, earned an annual fee of $20,000 and an attendance fee of $1,000 per meeting and received reimbursements for travel and other expenses incurred in connection with attending meetings of our board of directors. Committee chairpersons received $1,000 per committee meeting and committee members earned $500 per committee meeting. Additionally, directors are eligible to receive stock option grants under our 2003 Stock Incentive Plan. In August 2005, Mr. Gupta was awarded options to purchase 25,000 shares of S1 common stock at an exercise price of $4.28 per share. In November 2005, Messrs. Ivester, Johnson, Owens and Speigel were each awarded options to purchase 30,000 shares of S1 common stock at an exercise price of $4.15 per share. Director stock option grants vest one year after the grant date.
      We anticipate that Board and Committee fees will remain the same in 2006.
Option Grants
      The following table contains information concerning the grant of stock options to the named executive officers during fiscal year 2005.
Option Grants in Last Fiscal Year

	Individual Grants

		% of Total			Potential Realizable Value at
	Number of	Options	Weighted		Assumed Annual Rates of
	Securities	Granted to	Average		Stock Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term
	Options	Fiscal Year	Base Price	Expiration
Name	Granted (#)	(%)	($/share)	Date	5%	10%

Jaime W. Ellertson(c)	—	—	—	—	—	—
James S. Mahan, III(a)	400,000	13.9%	$4.15	11/08/2015	$1,043,965	$2,645,612
Matthew Hale(b)	200,000	6.9%	$4.15	11/08/2015	$521,983	$1,322,806

(a)	Mr. Mahan was awarded one option grant totaling 400,000 options. 200,000 of the options granted to Mr. Mahan in 2005 vest annually in four equal installments beginning November 8, 2006; 100,000 vest when our stock price reaches $8.00 per share; and 100,000 vest when our stock price reaches $10.00 per share.

(b)	Options granted to Mr. Hale in 2005 vest annually in four equal installments beginning November 8, 2006.

(c)	Mr. Ellertson was not an executive officer of the Company at December 31, 2005.
2005 Option Exercises and Values
      The following table provides information on exercises of stock options during fiscal year 2005 by the named executive officers and the value of unexercised options at the end of the year.
Aggregated Option Exercises in 2005 and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised in
			Underlying Unexercised	the Money Options at
	Shares Acquired	Value	Options at FY-end (#)	FY-end ($)(b)
	on Exercise	Realized
Name	(#)	($)(a)	Exercisable/Unexercisable	Exercisable/Unexercisable

Jaime W. Ellertson	—	—	2,039,527/-0-	$268,900/$-0-
James S. Mahan, III	—	—	1,915,000/565,000	$11,700/$91,700
Matthew Hale	—	—	379,760/ 371,750	$58,500/ $98,500

(a)	Based on the market value of our common stock at date of exercise, less the exercise price.

(b)	Based on the closing price per share of our common stock on December 31, 2005 of $4.35 on the Nasdaq National Market, less the exercise price, of all unexercised stock options having an adjusted exercise price less than that market value.

(c)	Mr. Ellertson was not an executive officer of the Company at December 31, 2005.

Employment Agreements
      We entered into employment agreements with two of our executive officers listed below (collectively referred to as “the executives”). Many unvested stock options held by the executives vest upon a change in control, as defined. This table summarizes the compensation to be paid pursuant to the terms of these agreements.

Executive	Date of Agreement	2006 Base Salary	2006 Target Bonus

James S. Mahan, III	April 30, 2001	$400,000	—
Matthew Hale	October 5, 2001	$275,125	$150,000
      Each executive’s base salary must be reviewed no less frequently than annually and may be increased at the discretion of S1. Executives will receive annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds the executives will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained. Executives will be eligible to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees. S1 agreed to pay or reimburse Mr. Hale for relocation expenses (including temporary living expenses for up to five months) that he paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount. S1 has agreed to pay or reimburse Mr. Mahan for dues, including initiation fees, incurred for country club memberships. The employment agreements with the executives provide for an initial term of three years, with successive renewals for one additional year on the first and each subsequent anniversary of the effective date, unless either the executive or S1 gives notice to the other that such party is terminating the term of employment.
      S1 may terminate each executive’s employment at any time during the term of his employment agreement. If S1 terminates the executive other than for “cause” (as defined) or because of his disability or death, the terminated executive would be entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary and benefits for 24 months in the case of Mr. Mahan or 12 months in the case of Mr. Hale, after such termination and (c) in the case of Mr. Mahan, an annual bonus during such 24-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements for Mr. Mahan, if any payment or distribution by S1 to an executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, as amended, S1 will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, the executive would receive a net after-tax amount that is the same as the amount they would have received if no excise tax had been imposed. Under each of the employment agreements, however, no such “gross-up” payment would be made if the net after-tax benefit to the executive would be at least $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of “gross-up” payments that will be paid by S1 for all employees who have employment agreements, including the executives, would not exceed $10,000,000. If the executive terminates his employment for “good reason” (as defined in the agreements), he would be entitled to the same compensation and benefits as if S1 had terminated his employment without cause. If the employment of the executive terminates because of his death or disability, S1 would pay him, or his beneficiaries, his base salary due through the date of termination, plus a pro rata portion of his annual bonus, as described above.

      Under the employment agreements, if the employment of Mr. Mahan or Mr. Hale is terminated by S1 without “cause” or by him for “good reason” (as defined in the agreements) after a change in control of S1, options held by that person would be 100% vested and exercisable. For Mr. Mahan, upon the occurrence of a change in control of S1 (without regard to whether the employment of the executive is terminated), the vesting schedule under options held by them would be changed so that two-thirds of the shares as to which the options have not vested before the change in control would vest on a monthly basis over the remaining vesting period set out in the option agreements, and the remaining unvested shares would continue to vest on the original schedule.
      Mr. Ellertson has not served as Chief Executive Officer since July 2005. At that time, his employment agreement was terminated. Under his employment agreement, Mr. Ellertson was entitled to the following as an employee:

—	base salary reviews no less frequently than annually and may be increased at the discretion of S1;

—	annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds the executives will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained;

—	participation in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees;

—	relocation expenses (including temporary living expenses for up to five months) that he paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount; and

—	payment or reimbursement for dues, including initiation fees, incurred for country club memberships.
      In connection with Mr. Ellertson’s termination, he is entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary and benefits for 24 months after his termination and (c) an annual bonus during such 24-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements for Mr. Ellertson, if any payment or distribution by S1 to an executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, as amended, S1 will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, Mr. Ellertson would receive a net after-tax amount that is the same as the amount he would have received if no excise tax had been imposed. However, no such “gross-up” payment would be made if the net after-tax benefit to Mr. Ellertson would be at least $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of “gross-up” payments that will be paid by S1 for all employees who have employment agreements, including the executives, would not exceed $10,000,000. Additionally, we accelerated vesting on 392,277 stock options previously granted to Mr. Ellertson. In order to receive termination benefits, Mr. Ellertson is required to execute a settlement agreement with S1. As of April 6, 2006, this agreement has not been signed, therefore we have not paid Mr. Ellertson any termination benefits.
      All named executive officers except Mr. Hale are subject to confidentiality, non-disclosure and non-competition agreements whereby they agreed that they would not reveal to anyone any of the trade secrets or proprietary or confidential information of S1 or its subsidiaries and that they would not make use of such information otherwise than for the benefit of S1. Each of the executives also agreed that, while employed by S1 and for a period of 24 months after termination of his employment for any reason other than because of non-renewal of his employment agreement by S1, he would not do any of the following: (1) engage in any business activity that competes with S1; (2) solicit, recruit or hire any S1 employee to work for a third party; and (3) solicit or induce any customer of S1 to become a customer of any competing person or entity or to cease doing business with S1.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      S1’s executive compensation policies are designed to provide competitive levels of compensation, to assist S1 in attracting and retaining qualified executives and to encourage superior performance.
      The compensation committee is guided by the following four key principles in determining the compensation of the Company’s executive officers:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their compensation for the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through stock options and restricted stock or restricted stock units, to align executives’ interests with those of the Company’s stockholders.

      In addition, because of the challenging environment the Company has faced, we recognize the particular importance of management stability, and we have tried to establish a compensation program that will help retain our executives and reward them for managing the company through this period.
      Compensation paid to our executive officers in 2005 consisted of the following components: base salary, bonuses, long-term incentives (awards of stock options) and participation in S1’s other employee benefit plans. While each of these components has a separate purpose and may have a different relative value to the total, a significant portion of the total compensation package for 2005 for the executive officers was highly dependent on the public market value of S1’s common stock and total return to stockholders. Our executive officers have significant equity interests in S1’s success by virtue of stock-based compensation.
      Base Salary. Base salary is intended to signal the internal value of the position. In establishing the 2005 salary for each executive officer, the compensation committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company, the terms of any employment agreements, and comparative market compensation levels.
      Long-Term Incentive Compensation. S1 uses stock options to provide long-term incentive compensation. The compensation committee endorses the position that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The purpose of stock option awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in S1, thereby creating a stronger incentive to expend maximum effort for the long-term growth and success of S1 and encouraging recipients to remain in the employ of S1. Officers and other full-time employees of S1 and its subsidiaries are eligible for grants under our 2003 Stock Incentive Plan. Stock options are normally granted each year with the size of the grants generally tied to and weighted approximately equally based on an officer’s responsibility level and performance. During 2005, stock options to purchase 600,000 shares of common stock were granted to our named executive officers.
      Other. In addition to the compensation paid to executive officers described above, executive officers along with and on the same terms as other employees, receive certain benefits such as life and health insurance and participation in S1’s 401(k) Plan.
      CEO Compensation. The compensation of Mr. Mahan, the Company’s Chief Executive Officer, is based on the terms of the employment agreement between Mr. Mahan and the Company and is primarily cash compensation in form of a base salary and stock-based compensation in the form of stock options. In 2005, the Company faced a very challenging operating environment and the board recognized that it would take significant commitment, dedication and effort to work through a difficult time for S1 with focus and speed. The board knew that it was important to have the right leadership with knowledge and capabilities required to execute our plan to deliver long-term shareholder value with a sense of urgency. To that end, Mr. Mahan, who first served as the Company’s Chief Executive Officer from 1995-2000, was reappointed by the Board of Directors as Chief Executive Officer in July 2005. Mr. Mahan was paid a base salary of $512,500 for fiscal 2005. Also, in 2005, based on our evaluation of his leadership performance and his potential to enhance long-term shareowner value, we awarded Mr. Mahan options to purchase 400,000 shares of S1 common stock, 200,000 of which will not vest unless certain performance criteria are met.
      We considered this level of pay and option grant appropriate for several reasons, including: the difficult circumstances facing the Company under which Mr. Mahan assumed the executive leadership of the Company as its Chief Executive Officer; the need to retain and motivate Mr. Mahan to lead the Company’s plan for creating long-term shareholder value; his prior track record of effective leadership and vision in leading the Company; his strategic planning initiatives for positioning the Company to realize its full potential to deliver long-term value to our shareholders, customers and employees; and comparable compensation information.
      Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986, as amended, was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. S1 did not take this limitation into account prior to fiscal 1999 in structuring most of its equity compensation programs and in determining executive compensation. The compensation committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our Amended and Restated 1995 Stock Option Plan contains provisions to allow option grants to qualify for an exemption from that limit.

Compensation Committee
M. Douglas Ivester (Chairman)
Thomas P. Johnson
Gregory J. Owens
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee of the board of directors during fiscal year 2005 was composed of Mr. Ivester, who is the Chairman, and Messrs. Owens and Johnson. No member of the Compensation Committee was an officer or employee of the company or any subsidiary of the company during fiscal year 2005. There are no interlock relationships as defined in the applicable SEC rules.

PERFORMANCE OF OUR COMMON STOCK
      The following table sets forth comparative information regarding the cumulative stockholder return on our common stock since December 31, 2001. Total stockholder return is measured by dividing cumulative dividends for the measurement period (assuming dividend reinvestment) plus share price change for the period by the share price at the beginning of the measurement period. Neither S1 nor Security First Network Bank has paid dividends on its common stock from the date of the initial public offering of Security First Network Bank, May 26, 1996, to December 31, 2005. Our cumulative stockholder return over this period is based on an investment of $100 on December 31, 2001 and is compared to the cumulative total return of the Interactive Week Internet Index and the Nasdaq Composite Index.
Comparison of Cumulative Total Return Among
S1, Interactive Week Internet Index and Nasdaq Composite Index
from December 31, 2001 to December 31, 2005

Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

S1 Corporation	100	28	50	56	27

Interactive Week Internet Index	100	57	98	119	121

NASDAQ Composite Index	100	68	102	111	113

TRANSACTIONS WITH MANAGEMENT
      As of December 31, 2005, S1 owned approximately 23% of Yodlee, Inc.’s outstanding common and preferred shares. The chairman of our board of directors is also a director of Yodlee. S1 entered into a sales representation agreement and a data center agreement with Yodlee in 2001. Under the terms of the sales representation agreement, as amended, S1 is a non-exclusive reseller of Yodlee’s aggregation service. In connection with this arrangement, S1 made a nonrefundable prepayment of $10.0 million to Yodlee. The agreement and the prepayment expired in July 2005, the agreement was extended through January 2006 for current customers only. S1 and Yodlee signed a new reseller agreement effective February 1, 2006 for Yodlee’s aggregation product. The new reseller agreement has a three year term. Under the agreement, S1 paid Yodlee a non-refundable upgrade fee of $50,000 and will pay Yodlee an annual maintenance fee of $20,000 during the term of the agreement, as well certain other maintenance fees and license fees based in part on product utilization. Through December 31, 2004, S1 had recouped approximately $2.9 million from S1’s customers and Yodlee under this agreement. Under the data center agreement, S1 agreed to provide Yodlee with certain data center services for a fee. During 2004 and 2005, S1 provided data center services in the amounts of $0.4 million and $0.4 million, respectively, for Yodlee under this agreement. The data center agreement was terminated as of December 31, 2005. At December 31, 2004 and 2005, S1 had receivables from Yodlee of $0.1 million and $0.1 million, respectively, for services performed under this agreement.
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal years ended December 31, 2004 and 2005, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis.
AUDIT COMMITTEE REPORT
      In 2005, the Audit Committee of S1’s board of directors had three members, Messers. Speigel (Chairman), Gupta and Johnson. As of the date of this proxy statement, each of the committee members is an “independent director” under the Nasdaq Stock Market rules. The committee’s responsibilities are described in a written charter that was adopted by S1’s board of directors.
      Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statement prepared by management, express an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. We oversee these processes, although we must rely on the information provided to us and on the representations made by management and the independent auditors.
      The Audit Committee reviewed and discussed S1’s audited financial statements for the fiscal year ended December 31, 2005 with S1’s management. The committee discussed with PricewaterhouseCoopers LLP, S1’s independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. Based on the review and discussions described in this paragraph, the committee recommended to the board of directors the inclusion of S1’s audited financial statements for the year ended December 31, 2005 in S1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
John W. Spiegel (Chairman)
Ram Gupta
Thomas P. Johnson, Jr.
S1’S INDEPENDENT AUDITORS
      Our board of directors appointed PricewaterhouseCoopers LLP as S1’s independent auditors for the year ending December 31, 2006.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of S1’s annual financial statements for the fiscal years ended December 31, 2004 and 2005 and the reviews of the financial statements included in S1’s quarterly reports on Form 10-Q and services provided for statutory and regulatory filings for those fiscal year were as follows:

	For the Fiscal Year Ended
	December 31,

	2004	2005

Aggregate fees incurred for review and audit services for the fiscal year	$2,581,600	$2,220,000
Fees billed during the fiscal year	$903,600	$1,000,400

Audit-Related Fees
      The aggregate fees billed for audit-related services were $278,000 for the fiscal year ended December 31, 2005 for the audit of our Edify business on a stand-alone basis for purposes of selling the business. There we no audit-related services billed for the fiscal year ended December 31, 2004.

Tax Fees
      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax fees for S1 and its subsidiaries for the fiscal years ended December 31, 2004 and 2005 were $627,900 and $258,100, respectively.

All Other Fees
      There were $4,500 for software maintenance fees and compliance service fees billed by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2004. There were no other fees billed by PricewaterhouseCoopers LLP for professional services related to Other Fees for S1 for the fiscal years ended December 31, 2004 and 2005.
      In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and S1 management to determine that they are permitted under the rules and regulations concerning auditor independence implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
      The services performed by the independent auditor in 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 2002 meeting. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
      Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
      Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the

Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
      In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting S1 to receive immediate assistance from the independent auditor when time is of the essence.
      On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
      The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services;

4. Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR INCLUSION IN PROXY STATEMENT
      Any proposal which an S1 stockholder wishes to have included in our proxy statement and form of proxy for our 2007 annual meeting of stockholders under Rule 14a-8 of the Securities and Exchange Commission must be received by our Secretary at 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia 30326 by                     , 2006. Any other proposal for consideration by stockholders at our 2007 annual meeting of stockholders must be delivered to, or mailed to and received by our Secretary not less than 90 days and not more than 120 days prior to                     , 2007; provided, however, that in the event that (i) the date of the annual meeting is more than 60 days prior to or more than 60 days after                     , 2007, and (ii) less than 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the annual meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

OTHER MATTERS
      As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of a majority of our board of directors.

By order of the Board of Directors

JAMES S. MAHAN, III
Chairman of the Board and Chief Executive Officer
Atlanta, Georgia
                    , 2006

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
OF PROXIES BY S1 CORPORATION
      Under applicable SEC regulations, the participants with respect to S1 Corporation’s solicitation of proxies in connection with its 2006 annual meeting of stockholders may include the following directors of S1 Corporation: Ram Gupta, M. Douglas Ivester, Thomas P. Johnson, Jr., James S. Mahan, Gregory J. Owens and John W. Speigel; the following executive officers of S1: Johann Dreyer, Matthew Hale and John A. Stone; and the following employee of S1: Gregory D. Orenstein. Certain information about the persons who may be deemed “participants” is provided below.
Directors and Nominees
      The principal occupations of S1 Corporation’s directors who may be deemed participants in S1 Corporation’s solicitation are set forth in Proposal No. 1 — “Election of Directors” section of this proxy statement. The name and business addresses of the organizations of employment or, in the alternative, mailing address of S1 Corporation’s directors and director nominees are as follows:

Name	Business Address

Ram Gupta	c/o S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326
M. Douglas Ivester	c/o S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326
Thomas P. Johnson, Jr.*	c/o S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326
James S. Mahan	S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326
Gregory J. Owens	c/o S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326
John W. Speigel*	c/o S1 Corporation
3500 Lenox Road, NE, Suite 200
Atlanta, Georgia, 30326

*	Director Nominees

Officers and Employees
      The principal occupations of S1 Corporation’s executive officers and other officers and employees who may be deemed “participants” in S1 Corporation’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with S1 Corporation , and the business address is S1 Corporation , 3500 Lenox Road, NE, Suite 200, Atlanta, Georgia, 30326.

Name	Principal Occupation

Johann Dreyer	President of Community Financial, International Retail Banking, and Global ATM/POS Markets
Matthew Hale	President of North America Retail Banking, Global Wholesale Banking, and Insurance Markets
John A. Stone	Chief Financial Officer
Gregory D. Orenstein	Senior Vice President of Corporate Development, Corporate Services, FRS Business, and Lending Business
Information Regarding Ownership of S1 Corporation Securities by Participants
      Except as described in this Appendix A or the proxy statement, none of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any S1 Corporation securities of record which they do not own beneficially. The number of shares of S1 Corporation common stock held by directors, director nominees and the named executive officers as of March 31, 2006, is set forth in the “Stock Owned by Management and Directors” section of the proxy statement. The number of shares of S1 Corporation common stock held by the other officers and employees listed above under “Officers and Employees” as of March 31, 2006 is set forth below. (The information includes shares that may be acquired by the exercise of stock options within 60 days of such date.)

		Option Exercisable	Percentage of
	Number of Shares	Within 60 Days of	Shares Beneficially
Name	Beneficially Owned**	March 31, 2006	Owned

Johann Dreyer	—	—	*
John A. Stone	12,500	12,500	*
Gregory D. Orenstein	118,054	118,000	*

*	Less than one percent

**	Includes shares that may be acquired within 60 days through the exercise of stock options. The number of these exercisable shares is listed in the adjacent column.
Information Regarding Transactions in the Company’s Securities by Participants
      The following table sets forth purchases and sales during the twenty-four months following March 31, 2004 of shares of our common stock by the persons listed above under “Directors and Nominees” and “Officers and Employees.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

		Number of Shares of Common Stock,
		or Options to Acquire Such Stock,
Name	Date	Acquired or (Disposed of)	Note

Johann Dreyer	12/24/2004	75,000	(1)
	11/08/2005	150,000	(1)
Ram Gupta	8/31/2005	25,000	(1)
Matthew Hale	4/19/2004	90,000	(1)
	11/08/2005	200,000	(1)
	(2)	1,000	(2)
M. Douglas Ivester	4/19/2004	10,000	(1)
	11/08/2005	30,000	(1)
Thomas P. Johnson, Jr.	11/08/2005	30,000	(1)
James S. Mahan, III	4/19/2004	100,000	(1)
	11/08/2005	400,000	(1)
	(2)	5,430	(2)
Gregory D. Orenstein	4/19/2004	59,000	(1)
	11/08/2005	150,000	(1)
Gregory J. Owens	4/19/2004	10,000	(1)
	11/08/2005	30,000	(1)
John W. Speigel	9/28/2004	25,000	(1)
	3/08/2005	5,000	(3)
	11/08/2005	30,000	(1)
John A. Stone	6/18/2004	50,000	(1)
	11/08/2005	125,000	(1)

(1)	Represents a stock option grant.

(2)	Represents the aggregate number of shares acquired, during the applicable reporting period, that were acquired through periodic employee contributions and/or the Company’s periodic matching or other contributions under the Company’s 401(k) plan.

(3)	Represents shares purchased in the open market.
Miscellaneous Information Concerning Participants
      Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no “associates” of the persons listed above under “Directors and Nominees” and “Officers and Employees” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of S1 Corporation or any of its subsidiaries.
      Furthermore, except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no such person or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since December 31, 2004, or any currently proposed transaction or series of similar transactions (i) to which S1 Corporation or any of S1 Corporation’s subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest.
      To the best of our knowledge, except as described in this Appendix A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with S1 Corporation or our affiliates or (ii) any future transactions to which S1 Corporation or any of our affiliates will or may be a party.

      Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Officers and Employees” within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
      Except as described in this Appendix A or otherwise disclosed in this proxy statement, to the best of our knowledge, no persons listed under “Directors and Nominees” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting of S1 Corporation stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

REVOCABLE PROXY
S1 CORPORATION
Annual Meeting of Stockholders
This Proxy is solicited on behalf of the Board of Directors
     The undersigned stockholder of S1 Corporation hereby appoints Richard P. Dobb and Matthew Hale, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders to be held at _____ a.m., local time, on __________, _______ ___, 2006 at 3500 Lenox Road NE, Sixth Floor, Atlanta, Georgia 30326, and at any adjournments or postponements of the meeting, upon the matters set forth in the S1 Proxy Statement and upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies for the annual meeting that were given before this proxy.
     This proxy will be voted as directed by the undersigned stockholder.
     Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, AGAINST Proposals 2, 3 and 5 and WITHHOLD on Proposal 4, and in accordance with the determination of our board of directors as to any other matters as may properly come before the meeting and at any adjournments or postponements of the meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to John Stone, our Chief Financial Officer, or by attending the annual meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be dated and signed on the reverse side)
YOUR VOTE IS IMPORTANT
Please date, sign and mail your BLUE proxy card in the envelope provided as soon as possible.
Please Detach and Mail in the Envelope Provided.
☒   Please mark your votes as in this example.
YOUR BOARD RECOMMENDS A VOTE “FOR” OUR NOMINEES LISTED IN PROPOSAL 1

For all
		nominees		For All
		listed	Withhold	Except

1.	To elect two directors for a three-year term (Proposal 1).	☐	☐	☐

Nominees:	Thomas Johnson John W. Speigel
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” PROPOSALS 2, 3 AND 5
AND A “WITHHOLD” ON PROPOSAL 4

		For	Against	Abstain
2.	Amendment of Bylaws to allow only shareholders to fix the number of directors and to set the size of the board at a number of directors equal to the sum of the (a) the number of directors that comprise the board of directors at the time of the annual meeting, plus (b) four. (Proposal 2).	☐	☐	☐

3.	Amendment of Bylaws to allowing newly created directorships resulting from an increase in the size of the board to be filled only by a vote of the shareholders (Proposal 3).	☐	☐	☐

For all
		nominees		For All
		listed	Withhold	Except

4.	In the event that Proposals 2 and 3 pass, elect four directors (Proposal 4).	☐	☐	☐

Nominees:	Edward Terino William J. Fox Richard S. Rofe John Mutch

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 5

		For	Against	Abstain

5.	Amendment of Bylaws to allow shareholders holding at least one-tenth of the outstanding capital stock of the company to call a special meeting of shareholders. (Proposal 5).	☐	☐	☐

Please be sure to sign and date this proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above
NOTE: Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.